Exhibit 10.1 (5)

Nanometrics Incorporated   Tel: 408.545.6000

1550 Buckeye Drive             Fax: 408.232.5910

Milpitas, CA 95035

www.nanometrics.com

June 25, 2018

Jonathan Chou

Re:Separation Agreement

Dear Jonathan:

This Confidential Separation Agreement and General Release of All Claims (“Agreement”) is made by and between Nanometrics Incorporated (the “Company”) and Jonathan Chou (“you” or “your”) (individually, a “Party” and collectively, the “Parties”) with respect to the following facts:

A.The Parties have determined that it is in their respective best interests for you to separate your at-will employment from the Company.

B.It is the mutual desire of the Parties to effect a final resolution and compromise of any and all matters in controversy between them from the beginning of time until the Effective Date (defined below) of this Agreement.

1.Separation.  Your last day of work with the Company and your employment termination date is June 25, 2018 (the “Separation Date”).

2.Accrued Salary and Paid Time Off (PTO).  On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused PTO earned through the Separation Date, subject to standard payroll deductions and withholdings.  You are entitled to these payments regardless of whether or not you sign this Agreement.

3.Severance.  Although the Company is not otherwise obligated to do so, if you timely return this fully signed and dated Agreement to the Company, and allow it to become effective, and you comply fully with your obligations hereunder (including but not limited to your obligations to timely return all Company property under Section 8), the Company will provide you with cash severance (the “Severance”) in the total amount of One Hundred and Fifty Thousand Dollars and 0/100 cents ($150,000.00), which amount will be paid in a lump sum within ten (10) days after the Effective Date (as defined below).  You acknowledge and agree that the Severance constitutes adequate legal consideration, which you are not otherwise entitled to, in exchange for the covenants, promises, obligations and representations made by you in this Agreement.  You understand that you will receive the consideration provided under this paragraph 3 if, and only if, you sign and return this Agreement no later than twenty-one

June 25, 2018

Jonathan Chou

(21) days from June 25, 2018, and fully comply with its terms.  The Company confirms that you will not be obligated to repay the relocation expenses previously billed to or paid by the Company pursuant to and under the Relocation Agreement made by and between you and the Company.

4.Health Insurance.  In further consideration of your promises made in this Agreement, and provided you are eligible for and timely elect coverage pursuant to the terms of the Consolidated Omnibus Reconciliation Act, as amended (“COBRA”), the Company shall pay directly to the insurer(s), on your behalf, the applicable COBRA premium for medical and dental coverage for up to twelve (12) consecutive months, for the period beginning July 1, 2018 through June 30, 2019 (or, if applicable, such earlier date upon which you and/or your covered dependents are no longer eligible for COBRA) (“COBRA Benefit”). From and after July 1, 2019, you shall be entitled to continue such COBRA coverage for the remainder of your COBRA coverage period, at your own expense. You shall timely provide any documentation of COBRA enrollment once your election to continue such medical and dental coverage in accordance with COBRA is complete. You also must provide timely notice if you become eligible for medical benefits with a new employer prior to June 30, 2019. Except as otherwise provided in this Agreement, your participation in all benefits and incidents of employment with the Company, including, but not limited to, accrual of bonuses, vacation, and paid time off, shall have ceased on and as of the Separation Date. For the avoidance of doubt, no reimbursement will be made to you or on your behalf for any COBRA premiums paid by you for COBRA coverage effective prior to July 1, 2018.

5.Equity Compensation.  Under the terms of your restricted stock unit agreement and the applicable plan documents, vesting of your restricted stock units will cease as of the Separation Date.  Your right to exercise any vested shares, and all other rights and obligations with respect to your restricted stock units, will be as set forth in your restricted agreement, grant notice and applicable plan documents.

6.No Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you have not earned, will not earn by the Separation Date, and will not receive from the Company any additional compensation, severance, or benefits on or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).  By way of example, you acknowledge that you have not earned and are not owed any equity, bonus, incentive compensation, or commissions, and that you will not continue to vest in or earn any additional bonus, equity, incentive compensation, or commissions after the Separation Date.  You agree that you do not have knowledge of any potential or actual dispute with the Company about any unpaid wages or compensation which you believe you are  entitled to but have not been paid as of the date you execute this Agreement.

June 25, 2018

Jonathan Chou

7.Expense Reimbursements.  You agree that, within thirty (30) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

8.Return of Company Property. Within five (5) business days after the Separation Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, financial and operational information, customer lists and contact information, product and services information, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, handheld devices, and servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company and all reproductions thereof in whole or in part and in any medium.  You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above.  In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) days after the Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done.  Your timely compliance with the provisions of this paragraph is a precondition to your receipt of the Severance and COBRA Benefit provided hereunder.

9.Proprietary Information Obligations.  You hereby acknowledge and reaffirm your continuing obligations under your Nanometrics Incorporated Invention Assignment and Non-disclosure Agreement (the “Proprietary Information Agreement,” a copy of which is attached hereto as Exhibit A and which is incorporated herein by reference).

10.Confidentiality.  The provisions of this Agreement shall be held in strictest confidence by you and shall not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement in confidence to your immediate family; (b) you may disclose this Agreement in confidence to your attorneys, accountants, auditors, tax preparers, and financial advisors; and (c) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  In particular,

June 25, 2018

Jonathan Chou

and without limitation, you agree not to disclose the terms of this Agreement to any current or former employee, consultant or independent contractor of the Company.

Nothing herein is intended to be or will be construed to prevent, impede, or interfere with your right to respond accurately and fully to any question, inquiry, or request for information regarding the Company or your employment with the Company when required by legal process, or from initiating communications directly with, or responding to any inquiry from, or providing truthful testimony and information to, any federal, state, or other regulatory authority in the course of an investigation or proceeding authorized by law and carried out by such agency.  You are not required to contact the Company regarding the subject matter of any such communications before they engage in such communications.  You may disclose trade secrets in confidence, either directly or indirectly, to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Additionally, Company employees, contractors, and consultants who file retaliation lawsuits for reporting a suspected violation of law may disclosed related trade secrets to their attorney and use them in related court proceedings, as long as the individual files any documents containing the trade secret under seal and does not otherwise disclose the trade secret except pursuant to court order.

You understand that the covenants contained in the confidentiality portion of this paragraph is a material inducement for the Company in making this agreement and that, for the breach thereof, will be considered a material breach of this Agreement.

11.Nondisparagement.  You agree that you will not make any voluntary statements, written, oral, or electronic (including any social media forum whether expressly or anonymously), or cause or encourage others to make any such statements that defame or in any way disparage the personal and/or business reputations, products, practices or conduct of the Company or any of the other Released Parties at any time, now or in the future.  The Company agrees that all officers of the Company, as defined under Rule 16a-1(f) of the Securities Exchange Act of 1934 and as determined by the Board of Directors, will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame or in any way disparage your personal and/or business reputation.   Nothing contained in this paragraph is intended to prevent you from testifying truthfully in any legal proceeding, including, but not limited to responding to any inquiries made by the U.S. Equal Employment Opportunity Commission (“EEOC”) or any government agency.  The Parties understand that the covenant of non-disparagement contained in this Agreement is a material inducement for each Party in making this agreement and that, for the breach thereof, will be considered a material breach of this Agreement.  The Company confirms that pursuant to its policy, it will only provide dates of employment and position held if there are ever any enquires or reference checks.

June 25, 2018

Jonathan Chou

12.No Admissions.  The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either Party to the other Party, and neither Party makes any such admission.

13.Release of Claims.

(a)General Release.  In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities,  and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b)Scope of Release.  The Released Claims include, but are not limited to:  (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to compensation or benefits from the Company, including salary, bonuses, commissions, vacation, severance, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, any claims for severance or otherwise under the General Severance Benefits and Change In Control Severance Benefits Agreement, dated as of March 5, 2018, between you and the Company and any other Company severance plan, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(c)Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which cannot be waived as a matter of law; (iii) any rights you have to file or pursue a claim for underlying workers’ compensation benefits (except for claims pursuant to Labor Code sections 132a, 4553 et seq. which have been expressly released by way of this Agreement) or unemployment insurance; and (iv) any claims for breach of this Agreement.  In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding

June 25, 2018

Jonathan Chou

before the EEOC, the Department of Labor, the California Department of Fair Employment and Housing, or any analogous government agency, except that you acknowledge and agree that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding except that nothing in this Agreement shall be interpreted to prohibit or prevent you from recovering an award for filing or participating in any whistleblower complaint filed with the Securities and Exchange Commission.  You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

(d)ADEA Waiver. This Agreement is intended to satisfy the requirements of the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f).  You are advised to consult with an attorney before executing this Agreement.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this Section is in addition to anything of value to which you are already entitled.  You further acknowledge that you have been advised, as required by the ADEA, that:  (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement; (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me by email: pziman@nanometrics.com); and (v) if you do not revoke acceptance of this Agreement within the seven (7) day period, your acceptance of this Agreement shall become binding and enforceable on the eighth day (“Effective Date”).

14.Waiver of Unknown Claims.  In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  In connection with such waiver and relinquishment, you hereby acknowledge that you may hereafter discover claims or facts in addition to, or different from, those which you now knows or believes to exist, but that you expressly agree to fully, finally and forever settle and release any and all claims, known or unknown, suspected or unsuspected, which exist or may exist on your behalf against the Company and/or Released Parties at the time of execution of this Agreement.

15.Representations.  You hereby represent that you have been paid all compensation owed and for all hours worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, or otherwise, and you have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

June 25, 2018

Jonathan Chou

16.Representation Concerning Filing of Legal Actions.  You represent and warrant that you do not presently have on file, and further represents that you will not hereafter file, any claims, grievances, actions, appeals or complaints against the Company or the Released Parties in or with any state, federal or other governmental entity, board or court, or before any other tribunal or panel of arbitrators, public or private, based upon any actions occurring prior to the date of this Agreement, including but not limited to any claims arising out of the cessation of your employment with the Company, unless otherwise permitted by law.  If such an action or charge has been filed by you, or on your behalf, you agree not to participate in any such proceeding and you will use your best efforts to cause it immediately to be withdrawn and dismissed with prejudice.

17.Miscellaneous.  This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.  Any ambiguity in this Agreement shall not be construed against either Party as the drafter.  Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.  This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image signatures shall be equivalent to original signatures. This Agreement, in all respects, shall be interpreted, enforced and governed by and under the laws of the State of California without regard to conflict of law principles. In the event that any Party to this Agreement asserts a claim for breach of this Agreement, seeks to enforce its terms, or asserts the existence of this Agreement as an affirmative defense, the prevailing Party in any such proceeding shall be entitled to recover costs and reasonable attorney’s fees, to the fullest extent permitted by law.

June 25, 2018

Jonathan Chou

If this Agreement is acceptable to you, please sign and date below on or before the expiration of the twenty-first (21st) day from the date you received this Agreement, and send me the fully signed Agreement.  The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement within this timeframe.

We wish you the best in your future endeavors.

Sincerely,

Nanometrics Incorporated

By:	/s/ Philip Ziman
Philip Ziman
Vice President, Global Human Resources

Understood and Agreed:

/s/ Jonathan Chou
Jonathan Chou

July 11, 2018
Date

Exhibit A

nanometrics incorporated invention assignment and non-disclosure agreement